Exhibit 99

                                  Press Release



Hilb, Rogal and Hamilton Company                       Contact:  Andrew L. Rogal
4951 Lake Brook Drive                                     Phone:  (804) 747-3127
Glen Allen, Virginia 23060-9272                             Fax:  (804) 747-6046

                                                Hobbs' Contact:  Thomas A. Golub
                                                          Phone:  (404) 949-3201
                                                            Fax:  (404) 949-3215

                             FOR IMMEDIATE RELEASE

May 13, 2002


          HILB, ROGAL AND HAMILTON COMPANY AGREES TO ACQUIRE HOBBS GROUP, LLC


RICHMOND, VA-- Hilb, Rogal and Hamilton Company (HRH) and Hobbs Group, LLC (Hobbs) announced today the signing of a definitive agreement under which HRH, the world's 10th largest insurance intermediary and the 7th largest in the United States, will acquire Hobbs, one of the nation's premier independent insurance brokers serving upper middle-market and top-tier clients. Hobbs provides property and casualty insurance brokerage, risk management, executive compensation and employee benefits services. Subject to agreement of Hobbs' owners and customary closing conditions, the transaction is expected to be completed by July 1, 2002.

The acquisition will expand HRH's target market to include high-end middle-market and large risk-management clients, an expansion central to HRH's new five-year plan. "By joining forces with Hobbs, we accelerate our entry into attractive new markets, add critical breadth to our specialty lines expertise and competitively deepen our risk management and employee benefits service capabilities," said Andrew L. Rogal, HRH's Chairman and Chief Executive Officer.

HRH will pay a combination of cash and stock for Hobbs, with a fixed amount of $142 million payable at closing (82% in cash and 18% in HRH stock), up to an additional $102 million contingent on Hobbs' attaining certain financial performance goals within the next two years (26% in cash and 74% in HRH stock) and the assumption of existing earnouts from Hobbs' prior acquisitions, estimated to approximate a net present value of $30 million (67% in cash and 33% in HRH stock). The closing payment includes HRH's assumption and subsequent retirement of approximately $55 million in debt. HRH intends to finance the cash portion of the transaction with a $130 million institutional term loan.

In connection with the transaction, Thomas A. Golub, President and Chief Executive Officer of Hobbs, will join HRH as its Executive Vice President and will serve on its Board of Directors. In addition, he will continue in his role as President and Chief Executive Officer of the Hobbs' operation and will guide HRH's expansion in the large risk management account market.

Hobbs, headquartered in Atlanta, Georgia, and with 27 offices in 15 states, was formed in 1997 following the purchase by its management, key employees and outside investors from former owner, Arkwright Insurance Company. Hobbs offers its strong base of loyal clients a complete approach: tailored risk management expertise across a broad range of industries, innovative technology platforms for support of risk assessments and claims, and attentive, talented sales and service teams.
                                  (CONTINUED)

The success of Hobbs' service-oriented approach is evident from its rapid growth over the past few years through internal development and acquisitions. In 2001, Hobbs' revenues totaled $95.2 million, with strong organic revenue growth contemplated in 2002 and beyond. Hobbs derives approximately two-thirds of its revenues from property and casualty insurance brokerage and related risk management services, with the rest equally apportioned between employee benefit and executive benefit services.

"Hobbs is that rare acquisition that has demonstrated success and growth in its market niche, and represents an ideal strategic and cultural fit on many levels," continued Rogal. "In addition, the management team and key personnel, who will remain in place, share HRH's vision of the business and the future." Martin L. Vaughan, III, HRH's President and Chief Operating Officer, added, " Hobbs has the potential to contribute more than the growth and profitability of its own operations. One such contribution will be HRH's expansion in the upper-tier of the middle-market and large risk management accounts, where clients need more sophisticated professional services. In addition to immediate cross-selling opportunities, Hobbs' experience will help HRH raise the bar on the size of client prospects and the scope of services it offers. Hobbs' model will help HRH further sharpen its sales organization towards the continued development of motivated, disciplined and highly productive sales professionals and managers. Moving HRH's sales culture to the next level is another key tenet of our new five-year plan."

Rogal concluded, "The Hobbs acquisition reaffirms our commitment to professional excellence and client service, and strengthens the resources and experience we bring to clients who need help managing risks and insurance programs prudently and efficiently in today's challenging markets. In addition to heightening our competitiveness and benefiting our clients, the transaction is expected to be accretive to HRH earnings this year and next, even though the integration of Hobbs into HRH will be gradual until the earnout period ends in one to two years. Taking into consideration the potential benefits from the Hobbs combination that are likely to accrue to HRH over time, as well as other growth sources in our new five-year plan, we have raised our long-term earnings growth goal from a single point of 15%, to a range of 15 to 20%."

HRH will host a conference call to discuss its acquisition of Hobbs this morning, Monday, May 13, 2002 at 10:30 a.m. EDT. Interested parties are invited to listen to the conference call by dialing (888) 566-6174 about 10 minutes before the call. The call leader is Andrew Rogal and the pass code is HRH. In addition, the call will be webcast live on the Internet. To listen to the call on the Internet, please visit the Investor Relations section of the HRH website at www.hrh.com. For those unable to listen at the scheduled time, a replay of the call will be available through 5:00 p.m. EDT on May 20, 2002, by calling
(800) 945-4244. The call will also be available for replay on the Investor Relations section of the HRH website at www.hrh.com.

The Company cautions readers that the statements contained herein regarding the Company's future operations and business prospects are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. For more details on factors that could affect expectations, see the Company's Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission.

Hilb, Rogal and Hamilton Company provides insurance and risk management services to a wide spectrum of clients through a network of approximately 80 offices in the United States. The Company is traded on the New York Stock Exchange, symbol HRH, and is ranked as the 10th largest insurance intermediary in the world. Additional information about HRH may be found at www.hrh.com.


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